EXHIBIT 99.1
News Release

Contacts:
Media - Lisa H. Jester, Corporate Manager, Communications and Public Relations (513) 425-2510
Investors - Douglas O. Mitterholzer, General Manager, Investor Relations (513) 425-5215

Gregory B. Kenny Named to AK Steel’s Board of Directors

WEST CHESTER, OH, December 22, 2015 - AK Steel (NYSE: AKS) said today that Gregory B. Kenny has been elected to its Board of Directors, effective January 1, 2016.
Mr. Kenny currently serves as an advisor to the Chief Executive Officer and the Board of Directors of General Cable Corporation. He retired as President and Chief Executive Officer of General Cable on June 30, 2015, having served in those capacities since August 2001. Mr. Kenny had also served as a member of the Board of Directors of General Cable since 1997. Prior to that, he was President and Chief Operating Officer of General Cable from May 1999 to August 2001. From March 1997 to May 1999, he served as Executive Vice President and Chief Operating Officer of General Cable. Mr. Kenny also previously held executive level positions at Penn Central Corporation and began his career as a Foreign Service officer with the United States Department of State.
“Greg is a fantastic addition to our Board of Directors,” said James L. Wainscott, Chairman, President and CEO of AK Steel. “Greg has extensive leadership experience in the manufacturing sector, which will be very beneficial to AK Steel. We look forward to his many contributions to AK Steel in the years ahead.”
Mr. Kenny currently serves as Independent Lead Director of the board of Cardinal Health Incorporated and as a member of the board of Ingredion Incorporated.
Mr. Kenny holds a Bachelor of Science degree in Business Administration from Georgetown University, a Master of Business Administration from The George Washington University, and a Master of Public Administration from Harvard University.

AK Steel
AK Steel is a world leader in the production of flat-rolled carbon, stainless and electrical steel products, primarily for automotive, infrastructure and manufacturing, construction and electrical power generation and distribution markets. Headquartered in West Chester, Ohio (Greater Cincinnati), the company employs approximately 8,000 men and women at eight steel plants, two coke plants and two tube manufacturing plants across six states: Indiana, Kentucky, Michigan, Ohio, Pennsylvania and West Virginia. Additional information about AK Steel is available at www.aksteel.com.

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